Exhibit 99.1
FOR IMMEDIATE RELEASE
AMB PROPERTY CORPORATION® PROVIDES UPDATE FOR THE FOURTH QUARTER AND YEAR-END 2008 RESULTS
SAN FRANCISCO, January 23, 2009 – AMB Property Corporation® (NYSE: AMB) today announced that it will incur charges in the fourth quarter 2008 related to the valuation of its development program as well as its recently completed reduction in personnel. The company also provided updates on its fourth quarter 2008 development gains, leasing, and financing activity.
“As previously outlined, our top two priorities are to further strengthen our balance sheet and reduce our cost structure so that it is in line with our current business plan. We continue to manage the company for the long term and the actions we have taken in the fourth quarter put us in a strong position to meet the challenges presented by a difficult global economic environment,”
said Hamid R. Moghadam, AMB’s chairman & CEO.
Impairment Charges
The company conducted a comprehensive review of its land holdings and development assets in connection with the preparation of its fourth quarter 2008 financial results. To the extent that the book value of a land parcel or development asset exceeded the fair market value of the property, based on its intended holding period, a non-cash impairment charge was recognized for the shortfall. For the fourth quarter and year ended 2008, the company expects to recognize non-cash impairment charges of approximately $204 million or $2.01 per share. These charges represent preliminary estimates and were not previously included in the company’s earnings guidance for the year ended December 31, 2008. Components of the impairment charges are as follows:
▪	The company examined the estimated fair value of all of its assets under development and assets held for sale or contribution. The estimated fair value of each of these assets was calculated based upon the company’s intent to sell or contribute these properties, assumptions regarding rental rates, costs to complete, lease-up and holding periods and sales prices or contribution values. The company expects to incur an impairment charge of approximately $97 million or $0.96 per share related to these assets which had an investment cost basis of $734 million.

▪	To determine the fair market value for its land holdings, the company considered its intent to sell or to develop the parcels and, in the case of the latter, assumptions regarding rental rates, costs to complete, lease-up and holding periods and sales prices or contribution values were taken into account. The company expects to incur impairment charges of approximately $95 million or $0.94 per share related to these parcels which had an investment cost basis of $300 million.

▪	The company expects to incur charges of approximately $12 million or $0.12 per share to write-off pursuit costs related to development projects it no longer plans to commence and to establish a reserve against tax assets associated with a reduction of development activities.
Pier 1, Bay 1   San Francisco, California 94111   Main 415 394.9000    Fax 415 394.9001   www.amb.com

These charges are consistent with its previously stated decision to curtail development activities.
The impairment charges were principally a result of increases in estimated capitalization rates and deterioration in market conditions that adversely impacted values. These non-cash charges do not impact AMB’s liquidity, cost and availability of credit or affect the company’s continued compliance with its various financial covenants under its credit facilities and unsecured bonds.
Restructuring Costs
To position the company to meet the challenges of the current business environment, the company implemented more than a 22 percent reduction in its global headcount and cost structure which is projected to result in a 20 percent savings in net general and administrative (G&A) expenses. These restructuring costs, a third of which are non-cash, total approximately $14 million or $0.14 per share and include costs associated with severance, office closures and the termination of certain contractual obligations.
“The decision to reduce our workforce was a difficult one and a first in AMB’s 26 year history. We greatly value the commitment and contributions of those colleagues who have left, as they’ve helped build our company. Our commitment to fulfilling the needs of our customers and to continue to realize the benefits of our global platform remain intact,” said Mr. Moghadam. “We believe that these actions better position the company for the current economic environment.”
Development Gains
AMB expects development gains of $3 million or approximately $0.03 per share compared to its prior forecast of $20 to $25 million, or $0.20 to $0.25 per share for the fourth quarter of 2008. The shortfall in development gains from the company’s prior guidance was primarily attributable to the non-occurrence of an anticipated sale of a parcel of land that was previously under a sales contract. In preparation for the sale, the land was rezoned for retail use which the company expects will substantially enhance its value from its former industrial designation.
Leasing Activity
The company achieved a new leasing record of approximately 8.3 million square feet (768,300 square meters) of its development pipeline in 2008, compared to 8.2 million square feet (761,800 square meters) of development leasing in 2007.
Additionally, AMB leased more than 23.8 million square feet (2.2 million square meters) in its global operating portfolio during 2008, maintained an average occupancy of 94.9 percent throughout the year and was 95.1 percent occupied at December 31, 2008.
Capital Markets
The company successfully refinanced, extended and obtained new financings during the fourth quarter, including:
▪	Resolved its 2008 maturities of $106 million by refinancing and extending debt in Japan and China by one year

▪	Converted $84 million of short-term debt into five-year non-recourse mortgage debt for AMB Europe Fund I, at a floating rate which was 5.39 percent as of December 31, 2008

▪	Closed on $97 million non-recourse loan in Japan, with a three-year term and a floating rate priced at a rate of less than 3 percent as of December 31, 2008. The proceeds were used to pay down the Japanese Yen line of credit
As of December 31, 2008, the company had approximately $934 million of capacity consisting of $224 million of consolidated cash and cash equivalents and $710 million of availability on its lines of credit.
“We continue to have sufficient capacity to fully fund the build-out of our development pipeline, to hold all of our current development and held for sale or contribution assets on our balance sheet, while maintaining compliance with our various financial covenants,” said Thomas S. Olinger, AMB’s chief financial officer. “We are extremely focused on our liquidity and addressing our near-term debt maturities.”
Earning’s Call
The company is continuing to review its fourth quarter and year-end results. It is expected that management will provide additional information and update 2009 guidance during its previously scheduled earnings announcement on Thursday, January 29, 2009, prior to the market opening. The company will then host a conference call to discuss the quarterly and year-end results at 1:00 PM EST/10:00 AM PST.
To access a live broadcast of the conference call, dial 877 447 8218 (from the U.S. and Canada) or +1 706 643 7823 (from all other countries) and enter reservation code 78372583. You may also access the live webcast of the conference call from the company’s website at www.amb.com.
AMB Property Corporation.® Local partner to global trade.™
AMB Property Corporation® is a leading owner, operator and developer of industrial real estate, focused on major hub and gateway distribution markets in the Americas, Europe and Asia. As of December 31, 2008, AMB owned, or had investments in, on a consolidated basis or through unconsolidated joint ventures, properties and development projects expected to total approximately 160 million square feet (14.9 million square meters) in 49 markets within 15 countries. AMB invests in properties located predominantly in the infill submarkets of its targeted markets. The company’s portfolio is comprised of High Throughput Distribution® facilities—industrial properties built for speed and located near airports, seaports and ground transportation systems.
AMB’s press releases are available on the company website at www.amb.com or by contacting the Investor Relations department at +1 415 394 9000.
Some of the information included in this press release contains forward-looking statements, such as the extent of impairment charges and charges to write-off pursuit costs and to establish reserves against tax assets, the estimated fair value of assets and land holdings, our intent to sell, develop or contribute properties, our assumptions regarding rental rates, lease-up periods, costs to complete, holding periods and sales prices, expectations regarding future liquidity, availability and cost of credit, balance sheet capacity, cash flow, financial position, debt maturity schedules, options to extend debt, debt capacity, compliance with financial covenants, future development gains, actions regarding development deployment and expenses, future development funding costs and future development completions, long-term value enhancement of rezoned properties and the company’s ability to meet future customer needs and economic challenges, which are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak only as of the date of this press release or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults on or non-renewal of leases by customers or renewals at lower than expected rent, increased interest rates and operating costs, or greater than expected capital expenditures, our failure to obtain necessary outside financing, re-financing risks, risks related to our obligations in the event of certain defaults under co-investment ventures and other debt, risks related to debt and equity security financings (including dilution risk), difficulties in identifying properties to acquire and in effecting acquisitions, our failure to successfully integrate acquired properties and operations, our failure to divest properties on advantageous terms or to timely reinvest proceeds from any divestitures, risks and uncertainties affecting property development, value-added conversions and construction (including construction delays, cost overruns, our inability to obtain necessary permits and public opposition to these activities), our failure to qualify and maintain our status as a real estate investment trust, risks related to our tax structuring, failure to maintain our credit agency ratings, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in general economic conditions or in the real estate sector, decreasing real estate valuations and impairment charges, inflation risks, changes in real estate and zoning laws or other local, state and federal regulatory requirements, a continued or prolonged downturn in the U.S., California, or the global economy, risks related to doing business internationally and global expansion, costs of opening offices globally, risks of changing personnel and roles, losses in excess of our insurance coverage, unknown liabilities acquired in connection with acquired properties or otherwise and increases in real property tax rates. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes, various market conditions and fluctuations and those other risk factors discussed under the heading “Risk Factors” and elsewhere in our most recent annual report on Form 10-K for the year ended December 31, 2007 and our quarterly report on Form 10-Q for the quarter ended September 30, 2008.
AMB CONTACT
Tracy A. Ward
Vice President, IR & Corporate Communications
Direct     +1 415 733 9565
Email      tward@amb.com
Rachel E. M. Bennett
Media and Public Relations Director
Direct     +1 415 733 9532
Email      rbennett@amb.com